Exhibit 99.2

FOR IMMEDIATE RELEASE

Sandy Harrison
Investor Relations
Semtech Corporation
(805) 480-2004
webir@semtech.com

Semtech and Comcast Sign Agreement to Deploy Trial LoRaWAN™ Network in the United States

•                 New Low Power, Wide Area Network Targets Industrial and Consumer IoT Applications

•                  Deal Provides Warrant for Comcast to Acquire Up to$30 million of Semtech Common Stock

•                  Semtech Updates Its Q3FY17 GAAP Guidance As a Result of Warrant

•                  Company to Host Conference Call Today at 2:00 pm (PT) to Review Deal

CAMARILLO, Calif., Oct. 5, 2016 — Semtech Corporation (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today announced that it has entered into an agreement with Comcast (Nasdaq: CMCSA) regarding the intended trial deployment by Comcast of a low-power wide-area network (LPWAN) in the United States, based on Semtech LoRa® Wireless Radio Frequency Technology. The LoRaWAN™-based network trial deployment is expected to commence in the calendar fourth quarter of 2016 in Philadelphia and San Francisco, and target “smart” enterprise, government and consumer Internet of Things (IoT) applications such as metering, asset tracking, building and public venue management, security, food safety, vending, and waste management. Upon successful completion of the trials, the network could be expanded to up to 30 U.S. cities within a period of 30 months.

To facilitate an accelerated build-out of the network in at least 30 major cities across the country, Semtech has agreed to grant Comcast a Warrant to purchase 1,086,957 shares of Semtech’s common stock at a purchase price per share equal to $0.01 (“Warrant”). This Warrant will vest in several phases based upon successful completion of milestones which are generally tied to regional coverage targets as follows:

•                  10% will vest on the Warrant issue date

•                  10% will vest once at least 50% of the population of two target cities have LoRaWAN coverage

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•                  26% will vest once at least 50% of the population of 10 target cities have LoRaWAN coverage

•                  27% will vest once at least 50% of the population of 20 target cities have LoRaWAN coverage

•                  27% will vest once at least 50% of the population of 30 target cities have LoRaWAN coverage

This Warrant is expected to vest over a period of 30 months and is valued at approximately $30 million based on the average closing price of Semtech’s common stock over the 10-trading day period ending Oct. 4, 2016. In accordance with U.S. generally accepted accounting principles (“GAAP”), any expense related to this Warrant is expected to be recorded as a reduction to net sales since it is being granted to a customer.

Accordingly, Semtech expects to record a reduction to its GAAP net sales of approximately $3.8 million in the third quarter of fiscal year 2017 which is expected to reduce GAAP earnings per diluted share for this same period by approximately $0.06. As a result of these items, Semtech is updating its GAAP outlook for the third quarter of fiscal year 2017 and now expects GAAP net sales to be in the range of $130.0 million to $138.0 million compared to the prior range of $134.0 million to $142.0 million. GAAP earnings per diluted share are now expected to be in the range of $0.43 to $0.47 compared to prior range of $0.49 to $0.53.

Consistent with Semtech’s historical practices, non-cash expenses associated with the granting of stock-based compensation, including those associated with the Warrant, will be excluded from non-GAAP financial measures and will therefore not impact non-GAAP net sales or earnings per share.

Conference Call

Semtech will host a conference call on Oct. 5, 2016 at 2:00 p.m. Pacific time to discuss today’s announcement. A link to the conference call is available in the Investor Relations section of the Company’s website at http://investors.semtech.com/. A replay of the call will also be available and accessible from the Company’s website.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, enterprise computing, communications, and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The Company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction.

Publicly traded since 1967, Semtech is listed on the Nasdaq Global Select Market under the symbol SMTC. For more information, visit www.semtech.com.

Forward-Looking and Cautionary Statements

All statements contained herein that are not statements of historical fact, including statements that use the words “to deploy,” “expected to,” “intended,” “will,” “expects,” or other similar words or expressions, that describe Semtech Corporation’s or its management’s future plans, objectives or goals are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements, which include statements concerning the expected timing of the vesting of the Warrant, the expected impact of the issuance of the Warrant on Semtech’s net sales and earnings per diluted share, the updated outlook on Semtech’s net sales and earnings per diluted share, and the expected results from the intended trial deployment of the LoRa®-based LPWAN, involve known and unknown risks, uncertainties and other factors that could cause the actual results of Semtech Corporation to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors are further addressed in Semtech Corporation’s annual and quarterly reports, and in other documents or reports, filed with the Securities and Exchange Commission (www.sec.gov) including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Semtech Corporation assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Semtech, the Semtech logo, LoRa and LoRaWAN are registered trademarks or service marks, or trademarks or service marks, of Semtech Corporation and/or its affiliates. Third-party trademarks or service marks mentioned herein are the property of their respective owners.

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